Registration No. 333-160402
Registration No. 333-182030
Registration No. 333-215358
Registration No. 333-50010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160402
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-182030
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-215358
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-50010

UNDER THE SECURITIES ACT OF 1933

EXACTECH, INC.
(Exact name of registrant as specified in its charter)

Florida	59-2603930
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2320 Northwest 66th Court, Gainesville, Florida 32653
(Address of Principal Executive Offices)

Exactech, Inc. Employee Stock Option and Incentive Plan
Exactech, Inc. Directors Stock Option Plan
Exactech, Inc. 2003 Executive Incentive Compensation Plan
Exactech, Inc. 2009 Executive Incentive Compensation Plan
Amended and Restated Exactech, Inc. 2009 Executive Incentive Compensation Plan
Exactech, Inc. 2009 Employee Stock Purchase Plan
(Full titles of the Plans)

Joel C. Phillips
Chief Financial Officer
2320 Northwest 66th Court
Gainesville, Florida 32653
(352) 377-1140
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jaret L. Davis, Esq.
Drew M. Altman, Esq.
Greenberg Traurig, P.A.
333 S.E. 2nd Ave.
Suite 4400
Miami, Florida 33131
(305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Exactech, Inc., a Florida corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
333-50010	November 15, 2000	Exactech, Inc. Employee Stock Option and Incentive Plan Exactech, Inc. Directors Stock Option Plan	720,041
333-160402	July 1, 2009	Exactech, Inc. 2003 Executive Incentive Compensation Plan Exactech, Inc. 2009 Executive Incentive Compensation Plan Exactech, Inc. 2009 Employee Stock Purchase Plan	1,818,957
333-149005	June 8, 2012	Exactech, Inc. 2009 Executive Incentive Compensation Plan Exactech, Inc. 2009 Employee Stock Purchase Plan	650,000
333-215358	December 29, 2016	Amended and Restated Exactech, Inc. 2009 Executive Incentive Compensation Plan Exactech, Inc. 2009 Employee Stock Purchase Plan	650,000
On October 22, 2018, the Company entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 thereto, dated as of December 3, 2017 (the “Merger Agreement”) with Osteon Holdings, Inc., a Delaware corporation (“Parent”), and Osteon Merger Sub, Inc., a Florida corporation and a wholly owned indirect subsidiary of Parent (“Purchaser”). On February 14, 2018, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned indirect subsidiary of Parent (the “Merger”).
In connection with the Merger, the Company is terminating all offerings of its Shares pursuant to the Registration Statements and deregistering the remaining securities registered but unsold under the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gainesville, Florida, on this 14th day of February, 2018. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

EXACTECH, INC.

By:	/s/ Joel C. Philips
Name: Joel C. Phillips
Title: Chief Financial Officer